Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Three and Nine Months Ended September 30, 2020

DOYLESTOWN, Pennsylvania, November 16, 2020 – ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified medical science and technology company, today announced net sales of $3.8 million for the three months ended September 30, 2020, compared to net sales of $2.8 million for the three months ended September 30, 2019. The Company incurred a net loss from continued operations for the three months ended September 30, 2020 of $569,000, or ($0.05) per share, compared to a net loss from continued operations of $428,000, or ($0.04) per share, for the three months ended September 30, 2019. For the three months ended September 30, 2020, the Company also recognized income from discontinued operations of $161,000, or $0.01 per share. The Company incurred a net loss for the three months ended September 30, 2020 of $408,000, or ($0.04) per share, compared to a net loss of $428,000, or ($0.04) per share, for the three months ended September 30, 2019.

Results for the third quarter of 2020 compared to the third quarter of 2019 principally reflect the net effect of (i) an increase in net sales of $1.0 million due to an increase in third party customer orders, (ii) a decrease in sales and marketing expenses of $49,000 resulting from a reduction in marketing expenditures, offset by (iii) an increase in administrative costs of $363,000 due principally to an increase in professional fees.

The Company generated net sales for the nine months ended September 30, 2020 of $9.4 million, as compared to $6.7 million for the nine months ended September 30, 2019. The Company incurred a net loss from continued operations for the nine months ended September 30, 2020 of $1.3 million, or ($0.11) per share, compared to a net loss from continued operations of $2.7 million, or ($0.23) per share, for the nine months ended September 30, 2019. For the nine months ended September 30, 2020, the Company also recognized income from discontinued operations of $161,000, or $0.01 per share. The Company incurred a net loss for the nine months ended September 30, 2020 of $1.1 million, or (0.10) per share, as compared to a net loss of $2.7 million, or (0.23) per share, for the nine months ended September 30, 2019.

Results for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 principally reflect the net effect of (i) an increase in net sales of $2.6 million due to an increase in third party customer orders, (ii) a decrease in sales and marketing expenses of $362,000 resulting from a reduction in marketing expenditures and (iii) a decrease in research and development expenditures of $65,000; offset by (iv) an increase in administrative costs of $95,000 due principally to an increase in professional fees.

Ted Karkus, CEO of ProPhase Labs, stated: “Our manufacturing and dietary supplement businesses are strong and growing. We recently expanded distribution of our lead dietary supplement, Legendz XL®, into Walmart and CVS, in addition to Walgreens, Rite-Aid and other FDM (Food, Drug and Mass) retailers. We are pleased to have achieved a critical mass of distribution and intend to accelerate our television, radio and social media advertising to grow our brands. We also recently announced that we completed the acquisition of a Clinical Laboratory Improvement Amendments (“CLIA”) accredited laboratory headquartered in Old Bridge, New Jersey which can provide a wide range of laboratory testing for diagnosis, screening and evaluation of diseases, including COVID-19 and Respiratory Pathogen Panel (“RPP”) Molecular tests. The lab is owned by the Company’s new, wholly-owned subsidiary, ProPhase Diagnostics, Inc., which was formed to aggregate medical testing business opportunities and expand the lab’s capabilities and capacity. In addition to being validated for swabs, our new lab is also validated for the widely distributed Spectrum Solutions saliva collection COVID-19 test kit. Demand for the Spectrum test kit is high and we look forward to working with and providing these important services to users of Spectrum’s test kits.”

Mr. Karkus continued, “Given our efficient processing, our goal is to provide highly competitive pricing to our customers and to be able to report test results, in most cases, within 24 hours. We believe that these dynamics will lead to significant demand for our testing services.”

Mr. Karkus added, “If ProPhase Labs is able to generate a net margin of just $30 per COVID-19 test (which we believe is conservative based on current industry dynamics), for each 1,000 tests processed per day, our lab could generate approximately $30,000 in net operating income. If these levels can be attained and sustained, just on the basis of processing 1,000 units a day, five days per week, we would project approximately $7.5 million in annualized pre-tax operating income. However, we expect our lab to have capacity to process many more test kits than just 1,000 per day. Our current goal is to have a run rate of at least 4,000 units processed per day, on average, by the end of the first quarter of 2021. We also anticipate processing up to seven days per week.”

Mr. Karkus continued, “We are planning to significantly ramp up our lab’s capacity with the acquisition and installation of highly efficient equipment. We believe that our capacity will be greater than 5,000 tests per day before year-end 2020, and we hope to reach capacity to process 10,000 tests per day by early 2021. Because there are such favorable dynamics in this industry, and significant interest in lab testing services, we are also pursuing adding greater CLIA lab capacities, either by acquisition or by building an additional facility, or both.”

Mr. Karkus cautioned that “The success of the Company’s new diagnostic testing labs business will depend on both the Company attracting sufficient customers who will choose to use the Company’s lab to process their test kits, and the Company’s ability to successfully operate this new business line.”

“We are also pleased to announce that we closed on the sale of our headquarters in Doylestown, Pennsylvania for $2.2 million. These funds are in addition to the approximately $15 million of available working capital as of September 30, 2020. We believe that we have ample working capital for all of our current and projected needs related to the build out of our CLIA lab testing services. We are also aggressively pursuing other strategic investments and acquisitions and hope to have more to share in the near future,” concluded Mr. Karkus.

About ProPhase Labs

ProPhase Labs (NASDAQ: PRPH) is a diversified medical science and technology company with deep experience with OTC consumer healthcare products and dietary supplements. The Company is engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products and dietary supplements in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand. The Company is also developing ProPhase Diagnostics, Inc. (“ProPhase Diagnostics”) to offer COVID-19 and other Respiratory Pathogen Panel (RPP) Molecular tests. The Company also continues to actively pursue strategic investments and acquisition opportunities for other companies, technologies and products inside and outside the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our plans to accelerate our media advertising for Legendz XL, our ability to ramp up lab testing capacity and attract users of any labs we might own or acquire, projected net operating profits and pre-tax operating income, demand for our testing services, our plans to acquire or build out additional CLIA labs, demand for our testing services, and our ability to satisfy near-term working capital needs. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to the scale, scope and duration of the COVID-19 pandemic, consumer demand for our lab processing services, the competitive environment, challenges relating to entering into new business lines, the failure to obtain certain regulatory approvals, our ability to ramp up our lab’s testing capacity and execute on our business plan, our ability to obtain necessary equipment and raw materials, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Chris Tyson

Managing Director

MZ Group - MZ North America

949-491-8235

PRPH@mzgroup.us

www.mzgroup.us

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net sales	$3,840	$2,766	$9,351	$6,735
Cost of sales	2,798	1,932	6,615	5,120
Gross profit	1,042	834	2,736	1,615

Operating expenses:
Sales and marketing	253	302	548	910
Administration	1,299	936	3,327	3,232
Research and development	57	57	181	246
Total operating expenses	1,609	1,295	4,056	4,388
Loss from operations	(567)	(461)	(1,320)	(2,773)

Interest income, net	39	33	53	94
Other expenses	(41)	-	(41)	-
Loss from continuing operations	(569)	(428)	(1,308)	(2,679)

Discontinued Operations:
Income from discontinued operations	161	-	161	-
Income from discontinued operations	161	-	161	-
Net loss	$(408)	$(428)	$(1,147)	$(2,679)

Other comprehensive loss:
Unrealized gain (loss) on marketable debt securities	(8)	(5)	(2)	18
Total comprehensive loss	$(416)	$(433)	$(1,149)	$(2,661)

Basic and diluted earnings (loss) per share:
loss from continuing operations	$(0.05)	$(0.04)	$(0.11)	$(0.23)
Income from discontinued operations	0.01	-	0.01	-
Net loss per share	$(0.04)	$(0.04)	$(0.10)	$(0.23)

Weighted average common shares outstanding:
Basic and diluted	11,604	11,565	11,593	11,561

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2020	2019
		(audited)

Cash and cash equivalents	$10,860	$434
Marketable debt securities, available for sale	$1,403	$926
Accounts receivable, net	$2,999	$2,010
Inventory	$2,138	$1,459
Total current assets	$17,910	$9,945
Total assets	$23,033	$12,274

Total current liabilities	$2,145	$933
Total non-current liabilities	$10,127	$110
Total stockholders’ equity	$10,761	$11,231